PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces 1st Quarter Earnings

Baltimore, Md. October 25, 2010 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces unaudited earnings available for common shareholders of $10,000 or $0.01 diluted income per share for its quarter ending September 30, 2010 as compared to an unaudited net loss of $26,000 or $0.01 diluted loss per share for same period of the prior year.

The improvement in earnings was the result of a lower provision for loan losses and lower operating expenses.  While credit costs have improved over the first quarter of last year, they are higher than normal and continue to be impacted by a weak economic environment.

 As of September 30, 2010, Patapsco Bancorp, Inc. reported assets of $271 million, deposits of $229 million and total stockholders’ equity of $17.4 million compared to $270 million, $229 million and $17.4 million at June 30, 2010, the Company’s previous fiscal year end.

In regards to credit quality, the Company’s non-performing assets were 5.12% of total assets at September 30, 2010 compared to 4.67% at June 30, 2010.  The Company has no loans or leases 90 days past due that are still accruing interest.  The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

	For the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2010	2009

OPERATING RESULTS:
Interest Income	$3,303	$3,728
Interest Expense	1,213	1,544
Net Interest Income	2,090	2,184
Provision For Loan Losses	304	394

Net Interest Income After Provision for Loan Losses	1,786	1,790
Other Noninterest Income	244	214
Noninterest Expense	1,861	1,918
Income Tax Benefit	62	30
Net Income	107	56
Preferred Stock Dividends and Accretion	97	82
Net Income (Loss) Available for Common Shareholders	$10	$(26)

PER SHARE DATA:
Net Income (Loss) per Common Share, Basic	$0.01	$(0.01)
Net Income (Loss) per Common Share, Diluted	$0.01	$(0.01)

Book Value per Common Share	$5.84	$7.17
Tangible Book Value per Common Share (1)	$5.74	$7.05
Period-End Common Stock Price	$1.75	$3.00
Common Stock Price as a Percentage of Tangible Book Value	30.49%	42.55%

PERFORMANCE RATIOS: (2)
Return on Average Assets	0.16%	0.08%
Return on Average Equity	2.39%	1.12%
Net Interest Margin	3.31%	3.43%
Net Interest Spread	3.21%	3.25%

	At
	September 30,	June 30,
	2010	2010
BALANCES:
Net Loans	$196,841	$197,169
Total Assets	$271,351	$269,723
Deposits	$229,201	$228,789
Borrowings	$22,100	$22,100
Stockholders' Equity	$17,441	$17,370

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage Ratio	7.75%	7.76%
Bank Tier 1 Risked Based Ratio	11.61%	11.09%
Bank Total Risked Based Ratio	12.87%	12.35%
Allowance For Loan Losses to Total Loans	1.89%	1.76%
Nonperforming Assets to Total Assets	5.12%	4.67%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended September 30, 2010 and 2009 are annualized.